Exhibit 8.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

December 21, 2011

Intelsat Jackson Holdings S.A.

4, rue Albert Borschette

L-1246 Luxembourg, Luxembourg

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel for Intelsat Jackson Holdings S.A., a Luxembourg société anonyme (the “Company”), in connection with its offer to exchange $1,500,000,000 aggregate principal amount of 7 1/4% Senior Notes due 2019 (the “2019 Exchange Notes”) for the same aggregate principal amount of substantially identical 7 1/4% Senior Notes due 2019 (the “Initial 2019 Notes”), and to exchange $1,150,000,000 aggregate principal amount of 7 1/2% Senior Notes due 2021 (the “2021 Exchange Notes,” and together with the 2019 Exchange Notes, the “Exchange Notes”) for the same aggregate principal amount of substantially identical 7 1/2% Senior Notes due 2021 (the “Initial 2021 Notes,” and together with the Initial 2019 Notes, the “Initial Notes”). The Initial Notes were issued by the Company pursuant to the Offering Memorandum dated as of March 22, 2011 in an offering that was exempt from registration under the Securities Act of 1933, as amended (the “Act”).

We have been requested to render our opinion as to certain tax matters in connection with the Registration Statement on Form S-4 (the “Registration Statement”), relating to the registration by the Company of the Exchange Notes to be offered in the exchange offer, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Act and the rules and regulations of the Commission promulgated thereunder (the “Rules”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms. In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

The opinion set forth below is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the Exchange Offer, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, we hereby confirm that the discussion set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” to the extent it expresses our conclusions as to the application of United States federal income tax law, is our opinion.

We are furnishing this letter in our capacity as special United States federal income tax counsel to the Company. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement and to the discussion of this opinion in the prospectus included in the Registration Statement. In giving this consent, we do not thereby concede that we are an “expert” for purposes of the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP